SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

March 24, 2003

CARBON ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

COLORADO	1-15639	84-1515097
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 BROADWAY, SUITE 1150, DENVER, COLORADO 80290
(Address and Zip Code of Principal Executive Offices)

303-863-1555
(Registrant’s telephone number, including area code)

Item 2.             Acquisition or Disposition of Assets

On March 24, 2003, Carbon Energy Corporation (Carbon or the Company) closed on the sale of the Company’s interests in 97 gross wells (23.3 net wells) and 25,400 gross acres (8,200 net acres) located primarily in southeast New Mexico to Fasken Acquisition 02, Ltd. (Fasken).  Net proved reserves at December 31, 2002 of the divested properties were 7.3 billion cubic feet of natural gas and 172,000 barrels of oil and daily average net production from the properties was approximately 3,270 thousand cubic feet of gas and 130 barrels of oil.  The adjusted purchase price was $15.7 million in cash, with an effective date of January 1, 2003.  Proceeds from the sale were used to repay borrowings under the Company’s U.S. credit facility with Bank of Oklahoma.  Subject to the completion of a proposed merger with Evergreen Resources, Inc. as previously reported, Carbon intended at the time of the sale to utilize borrowing capacity available as a result of the above-mentioned sale to accelerate Carbon's exploration and development drilling program in the Piceance and Uintah Basins.

Item 7.             Financial Statement and Exhibits

(b)                                 Pro Forma Financial Statements (UNAUDITED)

The accompanying pro forma balance sheet and pro forma statement of operations have been prepared to present the effect of Carbon’s sale of oil and gas properties to Fasken and are based upon assumptions set forth in the notes to such statements.

The pro forma financial statements are comprised of historical data which have been retroactively adjusted to reflect the effects of the above mentioned transaction on the historical financial statements.  The historical information assumes that the transaction for which the pro forma effects are shown was consummated on December 31, 2002 for the pro forma balance sheet and January 1, 2002 for the pro forma statement of operations.  The pro forma information should be read in conjunction with the Company’s audited financial statements and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

CARBON ENERGY CORPORATION

PRO FORMA BALANCE SHEET

DECEMBER 31, 2002
(in thousands)
(unaudited)

	Historical	Property Sale		Pro Forma
ASSETS

Current assets:
Cash	$—	$—		$—
Accounts receivable, trade	3,240	—		3,240
Prepaid expenses and other	918	—		918
Total current assets	4,158	—		4,158

Property and equipment, at cost:
Oil and gas properties, using the full cost method of accounting:
Unproved properties	7,080	—		7,080
Proved properties	71,223	(15,721	)(a)	55,502
Furniture and equipment	894	—		894
	79,197	(15,721)		63,476
Less accumulated depreciation, depletion and amortization	(31,503)	—		(31,503)
Property and equipment, net	47,694	(15,721)		31,973

Deposits and other long-term assets	452	—		452
Total assets	$52,304	$(15,721)		$36,583

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,914	$—		$4,914
Accrued production taxes payable	337	—		337
Undistributed revenue and other	1,462	—		1,462
Current derivative liability	1,116	—		1,116
Total current liabilities	7,829	—		7,829

Long-term debt	22,709	(15,721	)(a)	6,988

Other long-term liabilities	37	—		37

Deferred income taxes	3,093	—		3,093

Minority interest	28	—		28
Stockholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized, none outstanding	—	—		—
Common stock, no par value: 20,000,000 shares authorized, 6,116,295 shares issued and outstanding	31,987	—		31,987
Accumulated deficit	(12,017)	—		(12,017)
Accumulated other comprehensive loss	(1,362)	—		(1,362)
Total stockholders’ equity	18,608	—		18,608
Total liabilities and stockholders’ equity	$52,304	$(15,721)		$36,583

The accompanying notes are an integral part of this pro forma balance sheet.

CARBON ENERGY CORPORATION

PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(in thousands)

(unaudited except per share data)

	Historical	Property Sale		Pro Forma

Revenues:
Oil and gas sales	$16,176	$(4,209	)(b)	$11,967
Marketing and other, net	344	—		344
	16,520	(4,209)		12,311
Expenses:
Oil and gas production costs	5,027	(1,140	)(b)	3,887
Depreciation, depletion and amortization	6,142	(1,334	)(c)	4,808
Full cost ceiling impairment	13,218	—		13,218
General and administrative, net	4,887	—		4,887
Interest and other, net	1,054	(581	)(d)	473
Total operating expenses	30,328	(3,055)		27,273

Loss before income taxes	(13,808)	(1,154)		(14,962)

Income tax provision:
Current	13	—		13
Deferred	734	—	(e)	734
Total taxes	747	—		747

Net loss	$(14,555)	$(1,154)		$(15,709)

Average number of common shares outstanding:
Basic	6,101	6,101		6,101
Diluted	6,101	6,101		6,101

Loss per share — basic	$(2.39)	$(.18)		$(2.57)

Loss per share — diluted	$(2.39)	$(.18)		$(2.57)

The accompanying notes are an integral part of this pro forma statement of operations.

Carbon Energy Corporation

Notes to Unaudited Pro Forma Financial Statements

(a)               To reflect Carbon’s sale of oil and gas properties to Fasken and the related utilization of net sale proceeds to repay borrowings under the Company’s credit facility.

(b)              To reflect the reduction in revenues and operating expenses associated with the sold properties.

(c)               Represents the estimated decrease in depreciation, depletion and amortization expense resulting from the exclusion of the sold properties from the Company’s full cost pool computed on the unit of production method.

(d)              Represents the estimated decrease in interest expense as a result of the utilization of net sale proceeds from the property sale to repay borrowings under the Company’s credit facility.

(e)               Assumes the Company would have recorded additional deferred tax asset valuation allowance related to the pro forma incremental loss.

(c)           Exhibits.

2                                          Asset purchase and sale agreement dated January 15, 2003 by and between Carbon Energy Corporation (USA), formerly known as Bonneville Fuels Corporation, as Seller, and Fasken Acquisition 02, Ltd., as Buyer, incorporated by reference to Exhibit 10.10 of Carbon's Annual Report on Form 10-K for the year ended December 31, 2002.

First Amendment to asset purchase and sale agreement, dated March 19, 2003 by and between Carbon Energy Corporation (USA), formerly known as Bonneville Fuels Corporation as Seller and Fasken Acquisition 02, Ltd., as Buyer, incorporated by reference to Exhibit 10.11 on Carbon's Annual Report to Form 10-K for the year ended December 31, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBON ENERGY CORPORATION

Date: April 8, 2003	By:	/s/ Kevin D. Struzeski

	Name:	Kevin D. Struzeski
	Title:	Chief Financial Officer and Treasurer